As filed with the Securities and Exchange Commission on March 31, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ocuphire Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-3516358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

37000 Grand River Avenue, Suite 120 Farmington Hills, MI	48335
(Address of principal executive offices)	(Zip code)

Ocuphire Pharma, Inc. 2021 Inducement Plan Ocuphire Pharma, Inc. 2020 Equity Incentive Plan
(Full title of the plan)
Mina Sooch President and Chief Executive Officer Ocuphire Pharma, Inc. 37000 Grand River Avenue, Suite 1200 Farmington Hills, MI 48335 (248) 681-9815
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Phillip D. Torrence, Esq.
Emily J. Johns, Esq.
Honigman LLP
650 Trade Center Way, Suite 200
Kalamazoo, Michigan 49002-0402
(269) 337-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☐

Non-accelerated filer  ☒     Smaller reporting company  ☒

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value per share
Ocuphire Pharma, Inc. 2021 Inducement Plan	325,258	$5.90 (2)	$1,919,022.20 (2)	$209.37
Ocuphire Pharma, Inc. 2020 Equity Incentive Plan	544,125	$5.90 (2)	$3,210,337.50 (2)	$350.25
Total:	869,383		$5,129,359.70	$559.62

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on March 26, 2021.

EXPLANATORY NOTE

Inducement Plan

On February 22, 2021, Ocuphire Pharma, Inc (the “Company” the “Registrant,” “we,” “us,” or “our”) adopted the Ocuphire Pharma, Inc. Inducement Plan (the “Inducement Plan”), pursuant to which the Company reserved 325,258 shares of its common stock, par value $.0001 per share (the “Common Stock”) to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Company, as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, restricted stock awards, restricted stock unit awards, performance stock awards, and other stock awards. The Inducement Plan was adopted by our board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Equity Incentive Plan

This Registration Statement on Form S-8 is also being filed by the Company, for the purpose of registering an additional 544,125 shares of Common Stock issuable pursuant to the Ocuphire Pharma, Inc. Equity Incentive Plan (the “Equity Incentive Plan”).

Pursuant to General Instruction E to Form S-8, this Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Company on Form S-8 relating to the Equity Incentive Plan is effective, and the Company’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2020 (File No. 333-249978) registering shares of Common Stock issuable under the Equity Incentive Plan are incorporated by reference in this Registration Statement.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 424 under the Securities Act and the explanatory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Inducement Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents By Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K filed on March 11, 2021;

(b)	the Registrant’s Current Reports on Form 8-K filed on February 4, 2021, March 11, 2021 and March 15, 2021; and

(c)
the description of the Company’s Common Stock contained in the Company’s Form 8-A (File No. 001-34079), as filed with the Commission pursuant to Sections 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 23, 2008.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

 Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation and Bylaws

We have adopted provisions in our Second Amended and Restated Bylaws that provide for indemnification of our officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, our Certificate of Incorporation, as amended, limits the liability of our directors for monetary damages. The effect of this provision is to eliminate our rights and that of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate our rights or that of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance Policy

We have purchased an insurance policy that purports to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing summaries are not intended to be exhaustive and are qualified in their entirety by reference to the complete text of the statute, the Company’s restated certificate of incorporation, as amended and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation, filed as Appendix G to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2005, is incorporated herein by reference.

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on May 5, 2017, is incorporated herein by reference.

4.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on August 30, 2018 is incorporated herein by reference.

4.4
Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on April 12, 2019, is incorporated herein by reference.

4.5
Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 6, 2020, is incorporated herein by reference.

4.6
Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on November 6, 2020, is incorporated herein by reference.

4.7	Second Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed on November 6, 2020, is incorporated herein by reference.

4.8	Ocuphire Pharma, Inc. 2020 Equity Incentive Plan (incorporated by reference to Annex D to the Registrant’s Registration Statement on Form S-4 (File No. 333-239702), filed on September 30, 2020).

4.9	Ocuphire Pharma, Inc. 2021 Inducement Plan (incorporated by reference to Exhibit 10.41 to the Registrant's Annual Report on Form 10-K, filed on March 11, 2021)

5.1	Opinion of Honigman LLP

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (included after the signature of the Registrant contained on Signature Page of this Registration Statement)

Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in City of Farmington Hills, State of Michigan, on March 31, 2020.

OCUPHIRE PHARMA, INC.

By:	/s/ MINA SOOCH
	Name:	Mina Sooch
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mina Sooch, Bernhard Hoffmann and Amy Rabourn as his or her true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Ocuphire Pharma, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ MINA SOOCH	President, Chief Executive Officer & Director (Principal Executive Officer)	March 31, 2021
Mina Sooch

/s/ AMY RABOURN	Vice President of Finance (Principal Financial and Accounting Officer)	March 31, 2021
Amy Rabourn

/s/ SEAN AINSWORTH	Director	March 31, 2021
Sean Ainsworth

/s/ JAMES S. MANUSO	Director	March 31, 2021
James S. Manuso

/s/ CAM GALLAGHER	Director	March 31, 2021
Cam Gallagher

/s/ ALAN R. MEYER	Director	March 31, 2021
Alan Meyer

/s/ RICHARD J. RODGERS	Director	March 31, 2021
Richard J. Rodgers

/s/ SUSAN K. BENTON	Director	March 31, 2021
Susan K. Benton